Exhibit 10.10

August 2, 2006

DeWayne Laird
Chief Financial Officer
Scientific Games Corporation
750 Lexington Avenue
New York, New York

Dear DeWayne:

This will confirm our understanding regarding certain amendments to your employment agreement with the Company dated November 1, 2002 (your “Agreement”).

1.     Base Salary. Your base salary rate will be increased to $522,000 per annum effective January 1, 2006.

2.     Bonus. Your annual bonus opportunity beginning with the 2006 year will be 66.7% of base salary for achievement of target level performance goals for a given year (“Target Bonus”) and up to 133% of base salary (representing twice your Target Bonus) upon achievement of maximum performance goals for a given year. The amounts will be determined by the Compensation Committee in accordance with the applicable incentive compensation plan of the Company.

3.     Discontinuation of Housing and Transportation. Your housing and transportation benefits will be eliminated effective January 1, 2006 and any such amounts that you received during 2006 will be deducted from the catch-up payment from your base salary increase which will be implemented as of August 1, 2006.

4.     Acceleration of Equity. The award of 60,000 restricted stock units that you received in May 2006 will accelerate in full in the event of your retirement from the Company on or after January 1, 2008 notwithstanding any other provision in the award document or in your Agreement to the contrary.

5.     Severance Bonus. The term “severance annual incentive amount” in your Agreement will have the meaning specified therein except in no event shall such amount exceed your Target Bonus for the year of termination.  Similarly, notwithstanding any other provision in your Agreement to the contrary, any amounts payable as a partial year bonus for the year of termination, including under Section 7(a)(iii) of your Agreement, shall be calculated by reference to your maximum Target Bonus for the year of termination.

6.     Residual SERP Benefit.  Your aggregate retirement benefit under the Company’s Supplemental Executive Retirement Plan, as amended, restated and terminated as of December 31, 2005 (“SERP”) had a value equal to $2,675,513 (representing the lump sum present value of the benefit as of December 31, 2005) which will accrue interest at a rate of four percent (4%) per annum, compounded annually, for the period from December 31, 2005 through the date of distribution, and be paid following termination of employment in accordance with terms of the SERP and your Agreement. This benefit is in full satisfaction of any amounts under the SERP and Sections 5(g), 7(c)(ix) and 7(d)(ix) of your Agreement which are no longer in effect.

7.     Timing of Payments and Section 409A. Unless otherwise expressly provided in your Agreement, all payments under Section 7 of your Agreement shall be made within 30 days after termination of employment. Notwithstanding the foregoing and anything in your Agreement to the contrary, to the extent necessary to comply with Section 409A of the Code, and applicable administrative guidance and regulations, any payments under your Agreement, including under Sections 7(a)(iii), 7(c)(i), 7(c)(vi), 7(c)(viii), 7(d)(i), 7(d)(iv) and 7(d)(vii), shall instead be made in a lump sum six months following the date of termination.  In addition, in the event any benefits or amounts paid under your Agreement are deemed to be subject to Section 409A, the Company will adopt such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Section 409A (including, but not limited to, delaying payment until six months following termination of employment).

Please indicate your agreement to the foregoing by countersigning and returning an original signed copy of this letter to me.

Very truly yours,

Scientific Games Corporation

By:
			Name:	Ira H. Raphaelson
			Title:	Vice President, General Counsel & Secretary

Accepted and Agreed to:

By:
DeWayne Laird